Letter from PricewaterhouseCoopers LLP	Exhibit 15.2

1 March 2016

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the statements made by Barclays PLC and Barclays Bank PLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, included under the caption “Change in Registrant’s Certifying Accountant” in the Form 20-F, as part of the Combined Annual Report on Form 20-F of Barclays PLC and Barclays Bank PLC for the year ended December 31st, 2015 dated 1 March 2016. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

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